Exhibit 99.1

UNIVEST CORPORATION CONTACTS:
Jeffrey Schweitzer, President & CEO, Univest Corporation: 215-721-2458
Michael Keim, CFO, Univest Corporation; President & CFO, Univest Bank and Trust Co.: 215-721-2511
FOX CHASE CONTACTS:
Roger Deacon, CFO, Fox Chase Bancorp: 215-775-1435

Univest Corporation of Pennsylvania and Fox Chase Bancorp Receive Approvals for Merger

Souderton and Hatboro, PA, June 14, 2016 - Univest Corporation of Pennsylvania (NASDAQ: UVSP, “Univest”), the parent company of Univest Bank and Trust Co. (“Univest Bank”) and Fox Chase Bancorp, Inc. (NASDAQ: FXCB, “Fox Chase”), the parent company of Fox Chase Bank, announced today that each has received all necessary regulatory and shareholder approvals to close its pending merger transaction, announced in December 2015. Regulatory approval was obtained in May from both the Pennsylvania Department of Banking and Securities and the Board of Governors of the Federal Reserve System. Shareholders from both Univest and Fox Chase approved the transaction on June 14, 2016. Subject to satisfaction or waiver of certain additional customary closing conditions, Univest intends to close the transaction effective July 1, 2016.

“The merger with Fox Chase is part of our strategic plan to grow the commercial bank and strengthen our physical presence in both our core and expansion markets,” said Jeffrey M. Schweitzer, president and chief executive officer of Univest Corporation of Pennsylvania. “Throughout our 140 year history we have focused on organic and acquisitive growth to build the business so we can deliver comprehensive financial solutions to our customers, provide opportunities for our employees and deliver a fair return to our shareholders. In addition to the talented team that will be joining us from Fox Chase, this merger will bring us greater market share in our existing market. It will also bring us our first retail office in West Chester, Pa. and extend our service area to the New Jersey shore.”

Upon completion of the transaction, Thomas M. Petro, president and chief executive officer of Fox Chase, along with Roger H. Ballou and Todd S. Benning, current Fox Chase directors, will be named to the Univest Board of Directors. In addition, Roger Deacon, executive vice president and chief financial officer of Fox Chase will join Univest as senior executive vice president and chief financial officer for Univest and Univest Bank. This position was open after Univest appointed its current CFO, Michael S. Keim to president of Univest Bank in October 2015. Mike Fitzgerald, Fox Chase’s chief lending officer, will also join Univest Bank upon closing as market president, Commercial Banking and manage the Southern division which will include the Fox Chase commercial lending team.

About Univest:
Univest Corporation of Pennsylvania (UVSP), including its wholly-owned subsidiary, Univest Bank and Trust Co., had $2.8 billion in assets and $3.1 billion in assets under management and supervision through its Wealth Management lines of business. Headquartered in Souderton, Pa. and founded in 1876, the Corporation and its subsidiaries provide a full range of financial solutions for individuals, businesses, municipalities and nonprofit organizations in the Mid-Atlantic Region. Univest delivers these services through a network of 40 offices in southeastern Pennsylvania extending to the Lehigh Valley, Maryland and online at www.univest.net.

About Fox Chase:
Fox Chase Bancorp, Inc. is the stock holding company of Fox Chase Bank. The Bank is a Pennsylvania state-chartered savings bank originally established in 1867.  The Bank offers traditional banking services and products from its main office in Hatboro, Pennsylvania and nine branch offices in Bucks, Montgomery, Chester and Philadelphia Counties in Pennsylvania and Atlantic and Cape May Counties in New Jersey.  For more information, please visit the Bank’s website at www.foxchasebank.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to Univest and Fox Chase, or other effects of the proposed merger on Univest and Fox Chase. Forward- looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements are made only as of the date of this press release, and neither Univest nor Fox Chase undertakes any obligation to update any forward-looking statements contained in this press release to reflect events or conditions after the date hereof. Actual results may differ materially from those described in any such forward-looking statements.

In addition to factors previously disclosed in the reports filed by Univest and Fox Chase with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: the ability to satisfy remaining closing conditions to the merger and the timing of closing the merger; difficulties and delays in integrating the business or fully realizing cost savings and other benefits; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of products and services; customer borrowing, repayment, investment and deposit practices; competitive conditions; economic conditions, including downturns in the local, regional or national economies; the impact, extent and timing of technological changes; changes in accounting policies or practices; changes in laws and regulations; and other actions of the Federal Reserve Board and other legislative and regulatory actions and reforms.

Important Additional Information:
Univest has filed a Registration Statement (No. 333-209759) with the United States Securities and Exchange Commission (“SEC”), which contains a joint proxy statement/prospectus and other documents regarding the proposed merger. The joint proxy statement/prospectus sets forth complete details on the merger. Shareholders of Univest and Fox Chase are urged to read the Registration Statement and the joint proxy statement/prospectus regarding the merger, and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents because they will contain important information. A free copy of the joint proxy statement/prospectus, as well as other filings containing information about Univest and Fox Chase, may be obtained at the SEC's website at http://www.sec.gov. In addition, copies of the joint proxy statement/prospectus can also be obtained free of charge by directing a request to Univest Corporation of Pennsylvania, Univest Plaza, 14 North Main Street, Souderton, PA 18964, attention: Corporate Secretary (877-723-5571), or from the “Investor Relations” section of Univest’s web site at http://www.univest.net; or to Fox Chase Bancorp, Inc., 4390 Davisville Road, Hatboro, Pennsylvania 19040, attention: Jerry D. Holbrook (telephone 215-882-4107).

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